EXHIBIT 99.1

Immunomedics Announces Fiscal 2011 Results

MORRIS PLAINS, N.J., Aug. 24, 2011 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the fourth quarter and fiscal year ended June 30, 2011. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Fourth Quarter and Fiscal Year 2011 Results

The Company reported revenues of $11.1 million and net income attributable to Immunomedics, Inc. stockholders of $2.3 million, or $0.03 per share, for the fourth quarter of fiscal year 2011, which ended June 30, 2011. This compares to revenues of $6.1 million and net income of $0.7 million, or $0.01 per share, for the same period last year. The increase in revenues of $5.0 million was primarily the result of a $10.0 million milestone payment related to Nycomed's clinical development of veltuzumab in rheumatoid arthritis in this quarter, as compared to a $5.0 million milestone payment received from Nycomed in the same quarter last fiscal year. Net income attributable to Immunomedics, Inc. stockholders increased $1.6 million in the fourth quarter of fiscal 2011. Higher research and development (R&D) expenses, mainly from lower expense reimbursements under the Nycomed collaboration agreement, as well as increased clinical trial expenses partially offset the increase in revenues.

For fiscal year 2011, the Company reported revenues of $14.7 million and a net loss attributable to Immunomedics, Inc. stockholders of $15.1 million, or $0.20 per share. This compares to revenues of $60.9 million and net income of $37.0 million, or $0.49 per share, for fiscal year 2010. The decrease of $46.2 million in revenues is the result of the fact that the current fiscal year does not reflect any upfront license fee revenues from either the UCB Agreement or the Nycomed Agreement, which were $31.1 million and $14.5 million, respectively in fiscal 2010. We had completed amortization of the remaining upfront fees under these Agreements in fiscal year 2010.  In addition, increased R&D expenses from reduced expense reimbursements under a collaboration agreement and higher spending for clinical trials, together with increased legal fees also contributed to the increase in net loss this fiscal year of $52.1 million. As of June 30, 2011, the Company had $27.1 million in cash and cash equivalents.

"We are pleased we were able to improve our cash position this quarter with the third milestone payment from Nycomed," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "We are actively considering funding alternatives, including non-dilutive transactions, to fund Phase III registration trials of clivatuzumab in pancreatic cancer," he added.

The Company's key clinical developments and future planned activities:

Clivatuzumab tetraxetan

  Updates on the ongoing Phase II study of fractionated yttrium-90-labeled clivatuzumab tetraxetan in combination with gemcitabine for patients with inoperable, advanced pancreatic cancer were reported at the 2011 annual meeting of the Society of Nuclear Medicine. (For more information, please refer to the Company's press release at www.immunomedics.com/news_pdf/2011_PDF/PR06072011.pdf)

  The Company plans to complete the final design of Phase III registration trial protocols, and begin clinical trials in calendar year 2012, subject to obtaining additional funding to begin these pivotal trials.

  Results from a Phase I single-dose escalation study of yttrium-90-labeled clivatuzumab tetraxetan in patients with advanced pancreatic cancer have been published in the June 15, 2011, issue of Clinical Cancer Research. Epub 2011 Apr 28. (Please refer to the Company's press release at  www.immunomedics.com/news_pdf/2011_PDF/PR05022011.pdf for more information)

Veltuzumab

  Nycomed has initiated its Phase II "VELVET" trial with subcutaneous veltuzumab in patients with rheumatoid arthritis. The global dose-ranging study is now enrolling patients with moderate to severe disease.

Labetuzumab-SN-38

  A Phase I dose-escalation trial of this antibody-drug conjugate in patients with colorectal cancer has begun patient enrollment in the first quarter of fiscal year 2012.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 179 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			June 30,	June 30,
			2011	2010
ASSETS
Current Assets:
Cash and cash equivalents			$ 27,097,610	$ 29,533,230
Auction rate securities - current			--	957,000
Accounts receivable, net of allowance for doubtful accounts			736,980	428,574
Inventory			289,604	534,709
Other receivables			974,331	766,441
Prepaid expenses			514,388	449,809
Other current assets			644,705	329,928
			30,257,618	32,999,691

Property and equipment, net			3,456,150	4,327,801
Auction rate securities - non-current			--	8,222,154
Value of life insurance policies			581,005	542,463
Other long-term assets			30,000	30,000

			$ 34,324,773	$ 46,122,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses			$ 5,548,318	$ 4,424,216
Other liabilities			1,134,492	979,278
Stockholders' equity			27,641,963	40,718,615

			$ 34,324,773	$ 46,122,109

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Product sales	$ 899,752	498,316	3,607,685	3,146,497
License fee and other revenues	10,037,200	5,000,000	10,126,550	55,685,385
Research & development	178,128	615,954	975,244	2,098,460
Total Revenues	$ 11,115,080	6,114,270	14,709,479	60,930,342
Costs and Expenses	8,909,090	6,759,993	33,732,141	26,997,211
Operating Income (Loss)	2,205,990	(645,723)	(19,022,662)	33,933,131
Interest and Other Income	36,415	867,972	3,888,135	1,834,210
Income (Loss) before Income Tax Benefit (Expense)	2,242,405	222,249	(15,134,527)	35,767,341
Income Tax Benefit (Expense)	9,253	522,298	(109,880)	1,228,885
Net Income (Loss)	2,251,658	744,547	(15,244,407)	36,996,226
Less Net (Loss) attributable on noncontrolling interest	(28,042)	--	(173,986)	--
Net Income (Loss) attributable to Immunomedics, Inc. stockholders	$ 2,279,700	$ 744,547	$(15,070,421)	$ 36,996,226

Net Income (Loss) per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ 0.03	$ 0.01	$ (0.20)	$ 0.49
Diluted	$ 0.03	$ 0.01	$ (0.20)	$ 0.49

Weighted average number of common shares outstanding:
Basic	75,377,741	75,237,261	75,313,349	75,200,866
Diluted	76,190,094	75,957,236	75,313,349	75,994,190
CONTACT: Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com